UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
___________________________________________________________________

Date of report (Date of earliest event reported): October 17, 2007

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29525	33-0889197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 Westchester Avenue, Suite L7 White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

DEBT RESOLVE, INC.

October 17, 2007

Item 8.01	Other Events.

On October 17, 2007, we entered into a line of credit with Mr. William B. Mooney, a director of ours (the “Lender”), pursuant to which we may borrow from time to time up to $275,000 to be used to fund our working capital needs, including the operation of our debt-collection subsidiary, First Performance Corporation. Borrowings under the line of credit will bear interest at 12% per annum, with interest payable monthly in cash. The principal balance outstanding will be due at any time upon 30 days’ written notice from Lender, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing we may procure. Lender’s obligation to lend such funds is subject to a number of conditions, including review by Lender of our proposed use of such funds. As part of this transaction, we have issued to Lender a five-year warrant to purchase an aggregate of up to 137,500 shares of our common stock at an exercise price of $2.00 per share. Our Co-Chairmen, Mr. James D. Burchetta and Mr. Charles S. Brofman (the “Guarantors”), have, in separate agreements, agreed to each personally guarantee 33% of our payment obligation with respect to the outstanding balance under the line of credit.

Lender is a member of our Board of Directors. The independent and disinterested members of our Board determined that the line of credit was on terms no less favorable to Debt Resolve than could have been obtained form unaffiliated third parties.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Line of Credit Agreement, dated October 17, 2007, between Debt Resolve, Inc. and William B. Mooney, together with form of Non-Negotiable Promissory Note and Form of Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: October 23, 2007	By:	/s/ James D. Burchetta
James D. Burchetta Co-Chairman and Chief Executive Officer